Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT
The Board of Directors
Ashworth, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-92580, 333-51730, 33-35516, 33-41455, 33-47502, 33-54206 and 33-66040) on Form S-8 of Ashworth, Inc. of our report dated January 27, 2005, with respect to the consolidated balance sheet of Ashworth, Inc. and subsidiaries as of October 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended October 31, 2004, and our report on the related consolidated financial statement schedule, which reports appear in the Annual Report on Form 10-K of Ashworth, Inc. for the year ended October 31, 2005.
KPMG, LLP
San Diego, California
January 31, 2006